SOMERSET
ASSOCIATES

Engagement Letter

CFO, Accounting & M&A Services

First Colombia Development Corp.

Agreement to provide CFO, accounting, and M&A services.

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This engagement letter is issued between First Colombia Development Corp. (“Company,” “you,” “your”) and Somerset Associates LLC (“The Firm,” “we,” “our,” “us”), effective June 18, 2019 (“Agreement”) in order to better understand each party’s obligations.

Your engagement of Somerset Associates LLC will be governed by the terms of this engagement letter. This letter supersedes the engagement letter dated as of April 18, 2019.

Scope of Work

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The Firm shall provide the services and deliverable as follows:

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Chief Financial Officer – Blair Mullin will serve as the named Chief Financial Officer from the date of announcement forward, with a target date of June 21, 2019. As CFO, Blair will provide senior management oversight, as well as direct involvement in areas of accounting, internal controls, financial reporting, acquisition due diligence, coordination with auditors and audit committee, and external compliance needs of Company. Other services may include administration of incentive plans, liaison with transfer agent, development of equity incentive plans, and implementation of process improvement ideas. The CFO will also handle such other functional areas as delegated by the CEO, COO and Board of Directors.

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Controller Services – financial consolidations, period-end adjustments, calculation of tax provisions, review inventory accounting, oversee intercompany transactions, evaluate equity compensation, prepare financial statements, prepare proforma financial statement for external reporting, prepare purchase accounting entries, prepare for audits and quarterly reviews, conduct due diligence of acquisition targets, perform integration of accounting systems of acquired entities, and set up, standardize, and monitor internal controls, administer equity incentive plans.

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Accounting Services – day-to-day accounting services, subject to adjustment as the need changes due to planned acquisition and growth activity. These services include A/R, A/P, payroll, bank reconciliations, bookkeeping data entry, up-to-date and balanced general ledger, report gathering from dispensary staff, preparation and filing of quarterly payroll tax returns, preparation of state sales tax returns, annual preparation and filing of W2’s and 1099’s and preparation of W3 and 1096.

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Responsibilities

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Error, Fraud or Theft
Our engagement does not include any procedures designed to discover errors, fraud or theft. Therefore, our engagement cannot be relied upon to disclose such matters. However, we will assist in the development, implementation and maintenance of the internal control environment.

Government inquiries
This engagement does not include responding to inquiries by any governmental agency or tax authority. If your tax return is selected for examination or audit, you may request that we assist you in responding to such inquiry. If you ask us to represent you, we will confirm this in a separate engagement letter and delineate how additional charges for this service will be calculated.

Responding to Subpoenas
All information you provide to us in connection with this engagement will be maintained by us on a strictly confidential basis. If we receive a summons or subpoena which our legal counsel determines requires us to produce documents from this engagement or testify about this engagement and we are not prohibited from doing so by law or regulation, we agree to inform you of such summons or subpoena as soon as practical.

You may, within the time frame permitted for our Firm to respond to any request, initiate such legal action as you deem appropriate at your own expense to attempt to limit discovery. If you take no action within the time permitted for us to respond, or if your action does not result in a judicial order protecting us from supplying requested information, we may construe your inaction or failure as consent to comply with the request. If we are not a party to the proceeding in which the information is sought, you agree to reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel incurred in responding to such requests.

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Responding to Outside Inquiries
We may receive requests for information in our possession arising out of this engagement. The requests may come from governmental agencies, courts, or other tribunals. If permitted, we may notify you of any request for information prior to responding. In certain proceedings, an accountant-Company privilege may exist. You agree that we are not under any obligation to assert any privilege to protect the release of information. You may, prior to our response to any request, initiate legal action to prevent or limit our response. Unless you promptly initiate such action after we notify you at your last known address, as reflected in our files, we will release the information requested.

Privacy Policy

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In accordance with the Federal Trade Commission rule, Privacy of Consumer Financial Information, we are required to inform you of our policy regarding privacy of Company information.

Types of Nonpublic Personal Information We Collect
We collect nonpublic personal information about you that is provided to us by you or obtained by us from third parties with your authorization.

Parties to Whom We Disclose Information
For current and former clients, we do not disclose any nonpublic personal information obtained in the course of our practice except as required or permitted by law. Permitted disclosures include, for instance, providing information to our employees or sub-contractors, and in limited situations, to unrelated third parties who need to know that information to assist us in providing services to you. In all such situations, we stress the confidential nature of information being shared.

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Protecting the Confidentiality and Security of Current and Former Clients’ Information
We retain records relating to professional services that we provide so that we are better able to assist you with your professional needs and, in some cases, to comply with professional guidelines. To guard your nonpublic personal information, we maintain physical, electronic and procedural safeguards that comply with our professional standards.

Electronic Data Communication and Storage
In the interest of facilitating our services to the Company, we may send data over the Internet, store electronic data via computer software applications hosted remotely on the Internet, or allow access of data through third-party vendors’ secured portals or clouds. Electronic data that is confidential to the Company may be transmitted or stored using these methods. We may use third-party service providers to store or transmit this data, such as providers of tax return preparation software. In using these data communication and storage methods, our Firm employs measures designed to maintain data security. We use reasonable efforts to keep such communications and data access secure in accordance with our obligations under applicable laws and professional standards, and we require all of our third-party vendors to do the same.

Electronic Data Communication and Storage
You recognize and accept that we have no control over the unauthorized interception or breach of any communications or data once it has been sent or has been subject to unauthorized access, notwithstanding all reasonable security measures employed by us or our third-party vendors, and consent to our use of these electronic devices and applications during this engagement.

Outsourcing

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The Firm may from time to time use third-party service providers in serving your account. We may share confidential information about you with these service providers but remain committed to maintaining the confidentiality and security of your information.

Accordingly, we maintain internal policies, procedures and safeguards to protect the confidentiality of your personal information. In addition, we will secure confidentiality agreements with all service providers to maintain the confidentiality of your information and we will take reasonable precautions to determine that they have appropriate procedures in place to prevent the unauthorized release of your confidential information to others.

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In the event that we are unable to secure an appropriate confidentiality agreement, you will be asked to provide your consent prior to the sharing of your confidential information with the third-party service provider. Furthermore, the Firm will remain responsible for the work provided by any such third-party service providers.

Termination

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We reserve the right to withdraw from this engagement without rendering services for any reason, if you fail to comply with the terms of this engagement letter, if you disagree with our recommendations regarding financial reporting presentation, or if we determine professional standards required our withdrawal for any other reason.

At the completion of our engagement, the original source documents will be returned to you. Work papers and other documents created by us are our property. Such original work papers will remain in our control, and copies are not to be distributed without our prior written consent.

If any portion of this agreement is deemed invalid or unenforceable, said finding shall not operate to invalidate the remainder of the terms set forth in this engagement letter.

You may terminate this engagement as of the end of any billing period, provided that all fees have been paid and all expenses reimbursed.

Governing Law

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This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of North Carolina.

Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in North Carolina, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in North Carolina, such personal jurisdiction shall be nonexclusive.

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Invoice Procedures

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Our professional fee for the services outlined above will be based upon the complexity of the work to be performed and our professional time to complete the work. Additionally, this fee is dependent on the availability, quality, and completeness of your records. You agree that you will deliver all records requested by our staff to complete this engagement on a timely basis.

In the event your records are not submitted in a timely manner or they are incomplete or unusable, we reserve the right to charge additional fees and expenses for the services required to correct the problem. If this occurs, we will contact you to discuss the matters and the anticipated delay in completing our engagement prior to rendering further services.

Our professional fees will be billed on the 18th of each month, and promptly paid by wire or ACH transfer. Expense reimbursements will be paid by electronic transfer when submitted.

Expenses

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Company shall reimburse the Firm for reasonable expenses incurred in connection with performance of services under this Agreement, provided that the expenses are approved in advance by the CEO or COO of the Company and the Firm promptly provides documentation satisfactory to the Company to support the Firm’s request for reimbursement.

Fee Schedule

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The following outlines the fees associated with our services. Note that fees may be reviewed periodically if the scope or volume of work changes.

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Services	Fees
Fixed fee of $10,000 per month, subject to periodic
CFO, Controller & Accounting	adjustment, plus pass-through of agreed subcontractor
costs. Fixed fee to be payable in advance and sub-
contractor costs to be paid as billed.

$10,000 per acquisition, payable 50% upon signing of
Letter of Intent or acceptance of term sheet, and 50%
Acquisitions	on completion; when acquisitions are not completed,
we will agree on a partial fee based on time involved.

Additional minor requests of an incidental nature will be
Other Services	absorbed; additional functional responsibility will be
assessed and determined as the situation arises.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.

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